EXHIBIT 99
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact:  Mark Cox,
          V. P. Treasurer & Chief Financial Officer
          (480) 585-8888

FOR IMMEDIATE RELEASE
August 6, 2002


          GIANT INDUSTRIES, INC. PROVIDES UPDATE ON YORKTOWN
           INTEGRATION, ANNOUNCES DEBT REDUCTION INITIATIVE
              AND SECOND QUARTER 2002 OPERATING RESULTS

     Scottsdale, AZ (August 6, 2002) - Giant Industries, Inc. [NYSE:
GI] today reported a net loss of $4.3 million or $0.50 per share, for the second quarter ended June 30, 2002, compared to net earnings for the second quarter of 2001 of $12.0 million or $1.33 per share. Excluding a pre-tax charge of $1.3 million due to the impairment of retail assets to be sold, the Company's net loss for the second quarter of 2002 would have been $3.5 million or $0.41 per share. For the first half of 2002, the Company reported a net loss of $4.2 million or $0.49 per share versus net earnings of $12.9 million or $1.44 per share for the first six months of 2001.

     Giant's second quarter 2002 operating results were adversely impacted by weak refining margins and costs associated with the transition of the Yorktown refinery from BP's to Giant's ownership. During the first 47 days of ownership of the Yorktown refinery, refining margins were negatively impacted by lower crack spreads brought about by general industry conditions and, more specifically, the cost and quantity of crude oil and products that were in place at the refinery at the time of the acquisition. At the Ciniza and Bloomfield refineries, the crack spreads were $6.41 per barrel during the second quarter 2002, significantly below the high crack spreads of $12.27 per barrel experienced during the same period in 2001.

     Fred Holliger, Giant's Chairman and CEO stated: "Like most refiners, our margins were lower than what we traditionally experience in the second quarter. In addition to specific items related to Yorktown, diesel margins were particularly weak due to the continued oversupply of distillates throughout most areas of the country as a result of the post September 11th drop in jet fuel demand and the warmer than normal winter weather in the Northeast. I believe that these conditions are short-term in nature and are to be expected from time to time in our cyclical industry, and, as a result, my outlook for the Company and our industry remains optimistic."

     With regard to Giant's retail operations, Holliger remarked, "overall profitability in our retail operations continued to be dampened by the performance of our service station/convenience stores located in the Phoenix and Tucson markets. Excluding the Phoenix and Tucson operations, we are continuing to experience nice growth in our retail fuel and merchandise sales."

     Holliger went on to note that "the integration of the Yorktown refinery is proceeding ahead of schedule. As part of the Yorktown acquisition, we negotiated a supply agreement with BP, which guaranteed the supply of feedstock to the refinery. Due to the successful efforts of our supply personnel, however, we have been able to enter into agreements with several crude oil suppliers to supply us feedstocks on more favorable terms than the terms of our BP supply agreement. Additionally, on the marketing side, our efforts have significantly increased the sales at the refinery rack to third parties that have resulted in higher price realizations and better efficiency. We are continuing to work to reduce excess inventory at Yorktown and, partly as a result of this reduction, our debt is approximately $10 million less at July 31, 2002 than it was at June 30, 2002. I am confident that the opportunities that we identified prior to the acquisition of Yorktown are there, and we will continue to capitalize on them."

     "With the above mentioned improvements and opportunities, and recent strengthening of industry refining margins relative to the second quarter, like the rest of the industry we anticipate improved refining margins in the third quarter. Gasoline margins have already started to improve and we expect distillate margins to improve as the year progresses," added Holliger.

     Holliger continued, "In today's market, we recognize the importance of actively managing our balance sheet, especially with regard to reducing our levels of debt to allow us to return to levels of leverage more consistent with our position prior to the Yorktown acquisition. We intend to reduce our debt by a number of different means."

     "As we had planned, we have implemented a targeted asset sale program in order to dispose of non-core properties. The initial stages of this program have already yielded several successes:

     1. We have entered into a letter of intent, and are in the process of negotiating a purchase agreement, for the sale of nine service station/convenience stores in Phoenix. This transaction should close before the end of the third quarter.

     2. We have entered into a letter of intent for the sale of the remaining twenty-six service station/convenience stores in our Phoenix and Tucson markets. We anticipate that this transaction could close sometime in the fourth quarter.

     Together, these two sales are expected to net over $30 million in proceeds that we anticipate will be applied to further reduce our debt level. In the second quarter, we recorded a pre-tax impairment of $1.3 million relative to the potential sale of the twenty-six service station/convenience stores in our Phoenix and Tucson markets. If both of the above transactions are completed, we expect to record a net overall gain of approximately $2.0 million.

     3. We have met with a number of real estate professionals to discuss the potential sale of our corporate headquarters and, in fact, we are negotiating for the sale of this property."

     "Assuming the successful completion of these sales, our goal is to reduce debt by $50 million prior to year-end."

     "Additionally, although of less monetary significance, but exemplary of our continuing commitment to improve earnings and rationalize our debt levels, we have initiated cost cutting measures that should reduce our overhead costs in excess $1.7 million compared to 2001. Upon completion of the retail sales described above, we should be able to reduce our retail overhead by an additional $500,000 per year. I directed our strategic business units to review their capital budgets and eliminate every dollar of capital they could without compromising our safety and environmental requirements. This effort, which we previously announced, reduced our 2002 capital expenditure budget from over $38 million to $25 million. Furthermore, while we have already made significant reductions in our inventory levels at Yorktown, we expect to further reduce our average working capital requirements by approximately $10 million as compared to our requirements at June 30, 2002. We are also in the process of attempting to obtain a postponement of expenditures to meet low sulfur fuels standards as mandated by the EPA at the Yorktown refinery."

     Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of 145 crude oil and finished product truck transports, a Travel Center on I-40 east of Gallup, and a chain of 145 retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent Company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor. For more information, please visit Giant's website at www.giant.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "believes," "expects," "anticipates," "estimates," "should," "could," "plans," "intends," "will," variations of such words and phrases, and other similar expressions. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Important factors that could cause actual results to differ from forward-looking statements included, but not limited to: the sale of retail assets, improvement in refining margins, expectations for debt reduction, our continued ability to negotiate favorable crude oil supply agreements, continued growth in retail fuel and merchandise sales, reductions in operating costs, our ability to reduce inventory at Yorktown, the integration of the Yorktown refinery and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing. Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstances.



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                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (Unaudited)

                                                 (In thousands except shares and per share data)
------------------------------------------------------------------------------------------------
                                                  Three Months Ended        Six Months Ended
                                                       June 30,                   June 30,
------------------------------------------------------------------------------------------------
                                                  2002         2001         2002         2001
------------------------------------------------------------------------------------------------
Net revenues                                  $  299,238   $  281,158   $  487,634   $  532,370
Cost of products sold                            246,385      209,917      388,224      410,419
------------------------------------------------------------------------------------------------
Gross margin                                      52,853       71,241       99,410      121,951

Operating expenses                                33,260       28,737       59,671       57,585
Depreciation and amortization                      9,244        7,940       17,807       15,854
Selling, general and administrative expenses       5,889        8,755       11,086       15,338
Net loss on disposal/write-down of assets          1,033          343        1,063          482
------------------------------------------------------------------------------------------------
Operating income                                   3,427       25,466        9,783       32,692
Interest expense                                  (9,527)      (6,040)     (15,530)     (12,083)
Amortization/write-off of financing costs           (909)        (198)      (1,117)        (397)
Interest and investment income                       261          487          325        1,050
------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes               (6,748)      19,715       (6,539)      21,262
Provision (benefit) for income taxes              (2,464)       7,762       (2,378)       8,359
------------------------------------------------------------------------------------------------
Net earnings (loss)                           $   (4,284)  $   11,953   $   (4,161)  $   12,903
================================================================================================
Net earnings (loss) per common share:
  Basic                                       $    (0.50)  $     1.33   $    (0.49)  $     1.44
  Assuming dilution                           $    (0.50)  $     1.33   $    (0.49)  $     1.44
================================================================================================
Weighted average number of shares outstanding:
  Basic                                        8,566,271    8,957,684    8,560,109    8,952,873
  Assuming dilution                            8,566,271    8,979,676    8,560,109    8,966,732
================================================================================================
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                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             (In thousands)
---------------------------------------------------------------------------
                                                 June 30,      December 31,
                                                   2002           2001
                                                (Unaudited)      (Audited)
---------------------------------------------------------------------------
Assets
Current assets                                   $ 215,012       $ 135,981
---------------------------------------------------------------------------
Property, plant and equipment                      658,185         525,345
   Less accumulated depreciation and
    amortization                                  (212,588)       (201,823)
---------------------------------------------------------------------------
                                                   445,597         323,522
Other assets                                        59,719          47,671
---------------------------------------------------------------------------
Total Assets                                     $ 720,328       $ 507,174
===========================================================================

Liabilities and Stockholders' Equity
Current liabilities                              $ 101,579        $ 78,837
Long-term debt, net of current portion             436,919         256,749
Deferred income taxes                               30,395          32,772
Other liabilities                                   19,092           2,406
Stockholders' equity                               132,343         136,410
---------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity       $ 720,328       $ 507,174
===========================================================================

Certain reclassifications have been made to the year 2001 financial statements to conform to classifications used in 2002. These reclassifications had no effect on reported earnings or stockholders' equity.
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                                    OPERATING STATISTICS


                                             2 Qtr.    1 Qtr.    4 Qtr.    3 Qtr.    2 Qtr.
                                              2002      2002      2001      2001      2001
-------------------------------------------------------------------------------------------
Refining
--------
Four Corners Operations:
Crude Oil/NGL Throughput (BPD)               33,144    33,785    28,781    35,102    35,398
Refinery Sourced Sales Barrels (BPD)         34,060    31,161    28,919    32,830    35,709
Avg. Crude Oil Costs ($/Bbl)                $ 23.48   $ 18.90   $ 19.74   $ 25.19   $ 26.28
Refining Margins ($/Bbl)                    $  6.41   $  7.36   $  8.31   $  9.45   $ 12.27
Retail Fuel Volumes Sold as a % of Four
 Corners Refinery's Sourced Sales Barrels        38%       41%       45%       43%       41%

Yorktown Operations:*
Crude Oil/NGL Throughput (BPD)               53,563        --        --        --        --
Refinery Sourced Sales Barrels (BPD)         54,610        --        --        --        --
Avg. Crude Oil Costs ($/Bbl)                $ 26.77        --        --        --        --
Refining Margins ($/Bbl)                    $  1.68        --        --        --        --

Retail
------
Fuel Gallons Sold (000's)                    49,727    48,237    50,793    54,591    55,374
Fuel Margins ($/gal)                        $  0.16   $  0.13   $  0.15   $  0.18   $  0.17
Merchandise Sales ($ in 000's)              $37,984   $32,837   $35,217   $38,858   $37,630
Merchandise Margins                              28%       28%       27%       28%       29%
Number of Units at End of Period                146       150       151       165       168

Phoenix Fuel
------------
Fuel Gallons Sold (000's)                    90,524    92,471    93,215    91,794   104,229
Fuel Margins ($/gal)                        $  0.05   $  0.05   $  0.04   $  0.05   $  0.05
Lubricant Sales ($ in 000's)                $ 5,002   $ 5,387   $ 5,655   $ 6,217   $ 5,422
Lubricant Margins                                18%       17%       14%       16%       19%
-------------------------------------------------------------------------------------------
Operating Income (Loss) (in 000's)
Refining - Four Corners Operations          $ 8,347   $ 9,059   $ 9,593   $16,904   $28,566
         - Yorktown Operations               (3,090)       --        --        --        --
Retail                                        1,869      (672)      (71)    3,121     2,526
Phoenix Fuel                                  1,567     1,473       424     1,082     1,757
Corporate                                    (4,233)   (3,474)   (3,544)   (5,753)   (7,040)
Net loss on disposal/write-down of assets    (1,033)      (30)   (4,429)   (1,301)     (343)
Allowance for related party note
 and interest receivable                         --        --    (5,409)       --        --
-------------------------------------------------------------------------------------------
Total                                       $ 3,427   $ 6,356  $ (3,436) $ 14,053  $ 25,466
===========================================================================================
Capital Expenditures (in 000's)**
Refining - Four Corners Operations          $ 4,170   $   890  $  6,148  $  4,015  $  1,751
         - Yorktown Operations                  304        --        --        --        --
Retail                                          136       308     1,493       859       513
Phoenix Fuel                                     57       216       203       204       279
Corporate                                       553       918     1,068        85       164
-------------------------------------------------------------------------------------------
Total                                       $ 5,220   $ 2,332   $ 8,912   $ 5,163   $ 2,707
===========================================================================================
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Selected Financial Data
-------------------------------------------------------------------------------------
                                                          June 30,       December 31,
                                                            2002             2001
-------------------------------------------------------------------------------------
Working Capital (In  Millions)                              $113,433         $ 57,144
Current Ratio                                                 2.12:1           1.72:1
Long-Term Debt As A Percent of Total Capital                    76.8%            65.3%
Net Debt As A Percent of Total Capital                          76.3%            62.8%
Book Value Per  Share                                       $  15.44         $  15.95
Net cash provided by operating activities***                $  5,072         $ 65,256
EBITDA****                                                  $ 26,188         $ 93,004
-------------------------------------------------------------------------------------
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----------------------------------------------------------------
Share Price Data and Dividends (NYSE: GI)
----------------------------------------------------------------
                            High      Low      Close   Dividends
                           -------------------------------------
 2002 2nd Quarter          $12.55    $7.50     $8.00    $   --
 2002 1st Quarter          $10.39    $8.21    $10.30    $   --
 2001 4th Quarter           $9.30    $7.80     $9.23    $   --
 2001 3rd Quarter          $10.90    $7.07     $8.25    $   --
 2001 2nd Quarter          $11.40    $7.10     $8.80    $   --
----------------------------------------------------------------
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*The Yorktown Refinery was purchased on May 14, 2002.

**Excludes the acquisition of the Yorktown Refinery in the second quarter of 2002 and the repurchase of certain service stations in the third quarter of 2001.

***Net cash provided by operating activities for June 30, 2002 and December 31, 2001 is for six and twelve months, respectively.

****EBITDA is defined as earnings before interest expense, taxes, depreciation, amortization, and certain non-cash charges. During the first six months of 2002, non-cash items consisted of a $3.3 million gain for a lower of cost or market inventory adjustment, which is included in cost of products sold, and certain non-cash losses and write-downs of $1.6 million. EBITDA for the second quarter of 2002 was $14.5 million. For the year 2001, non-cash charges consisted of a loss on the disposal or write-down of assets for $6.2 million, an allowance for a related party note and interest receivable for $5.4 million, and a $3.3 million adjustment for lower of cost or market inventory write-downs, which was included in cost of products sold. The calculation of EBITDA is not based on U.S. GAAP, and you should not consider it as an alternative to net earnings or cash flows from operating activities (which are determined in accordance with U.S. GAAP), as an indicator of operating performance or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities.